SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                 FORM 8-K
                              CURRENT REPORT

     Pursuant to Section 13 OR 15(D) of the Securities Exchange Act of 1934:

     Date of Report (Date of earliest event reported):

                            February 17, 2004

                             CAGLE'S, INC.
          (Exact name of registrant as specified in its charter)

      GEORGIA                     1-7138                   58-0625713
(State of Incorporation)   (Commission File Number)   (IRS Employer ID No.)

2000 Hills Avenue, N.W., Atlanta, Ga.          30318
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code: (404) 355-2820


Item 1.  CHANGES IN CONTROL OF REGISTRANT.

         N/A

Item 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         N/A

Item. 3. BANKRUPTCY OR RECEIVERSHIP.

         N/A

Item 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

         N/A

Item 5.  OTHER EVENTS.

         N/A

Item 6.  RESIGNATIONS OF REGISTRANT'S DIRECTORS.

         N/A

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

         N/A


Item 8.  CHANGE IN FISCAL YEAR.

         N/A

Item 9.  REGULATION FD DISCLOSURE.

PRESS RELEASE
FOR IMMEDIATE RELEASE

Atlanta, Georgia
February 17, 2004

   Cagle's Inc. today reported the following results for its quarter and nine month period ended January 03, 2004.

In thousands except   14 wks ended   13 wks ended   40 wks ended   39 wks ended
 Per share amounts    Jan 03, 2004   Dec 28, 2002   Jan 03, 2004   Dec 28, 2002

  Net Sales               $82,648        $72,550       $240,430       $238,677

  Net (Loss)             ($24,949)       ($9,246)      ($28,582)      ($11,027)

Net (Loss) per common share

  Basic                    ($5.26)        ($1.95)        ($6.02)        ($2.32)

  Diluted                  ($5.26)        ($1.95)        ($6.02)        ($2.32)

Weighted Average
 Shares Outstanding         4,747          4,746          4,747          4,745

   During the quarter the Company signed a letter of intent to sell its Perry, Georgia complex and subsequently did so in January. Recognition of the impairment to the assets held for sale was reflected in this quarter resulting in a charge of $18,528,000 in addition to $3,797,000 of accrued expenses relating to the transaction. After adjusting for a 14 week quarter versus a thirteen week quarter, January 03, 2004 revenue was up 6.2% versus the third quarter of fiscal 2003. This increase in revenue was offset by a rise in cost of sales of 12.5% of which 4.6% were the aforementioned accrued expenses and the balance primarily from increased cost of feed ingredients for our live flocks.

Cagle's Inc.
/s/ J. Douglas Cagle
J. Douglas Cagle
Chairman, CEO



SIGNATURES:
 Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Date: November 19, 2003
                                                     Cagle's, Inc.
                                                     (Registrants)

                                                     /S/ J. Douglas Cagle

                                                     J. Douglas Cagle
                                                     Chairman, CEO